Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333‑258560, 333‑225481, 333‑211663, and 333‑206547) and Form S‑3 (File No. 333‑235654) of Live Oak Bancshares, Inc. of our reports dated February 24, 2022, with respect to the consolidated financial statements of Live Oak Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10‑K for the year ended December 31, 2021.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

February 24, 2022